Exhibit 99.2

UNANIMOUS WRITTEN CONSENT of

BOARD OF DIRECTORS

The undersigned, being all the directors of FBEC WORLDWIDE, INC. (the “Company”) acting pursuant to the Laws of the State of Wyoming, Article IV Section 7 of the corporate by-laws, and any other applicable laws, hereby adopts the following resolutions by Unanimous Written Consent of the Board of Directors:

REMOVAL OF OFFICER:

IT IS RESOLVED that pursuant to Article VIII, Section 5 of the corporate by-laws, Robert Sand is suspended from his employment contract for cause and removed from all positions held or represented to be held. The positions include but are not limited to any representations as Chairman of the Board of Directors, Director, Chief Executive Officer, Chief Operating Officer, President, Treasurer, Secretary or Chief Accounting Officer. The board is directed to review all actions taken by Robert Sand during his tenure and is authorized to seek all legal and equitable actions as may benefit the corporation in recovery of assets, capital and any other remedy available for actions detrimental to the corporation taken by Mr. Sand.

APPOINTMENT OF OFFICER:	IT IS FURTHER RESOLVED that pursuant to Article VIII, Sections 1 and 2 of the corporate by-laws, Adam Heimann is hereby appointed to the office of President and Chairman of the Board of Directors’; and

APPOINTMENT OF OFFICER:	IT IS FURTHER RESOLVED that pursuant to Article VIII, Section 1 of the corporate by-laws, Jason Spatafora is hereby appointed to the office of Secretary and Treasurer; and

AUTHORIZATION OF ACTIONS:

IT IS FURTHER RESOLVED that Adam Heimann is directed to take all actions necessary to have Robert Sand removed from all bank accounts and to request copies of all transactions from the accounts from 4/28/15 through the closure of the account, open a new corporate bank account, change the OTCQB registration and information on its head page, replace Mr. Sand authority with the U.S. Securities and Exchange Commission, and be the representing party with corporations stock transfer agent, Securities Stock Transfer. Inc., and to immediately file an Information Statement on Form 8-K as regulatory guidelines require.

The resolutions adopted by virtue of this Unanimous Written Consent of the Board of Directors shall have the same force and effect as if adopted at a meeting of said directors pursuant to the laws of the State of Wyoming and applicable bylaws.

This Consent may be executed in counterpart form. Each counterpart is to be read as an original document and all such counterparts are to be deemed as representing the same document.

A telecopied transmission of this consent signed by the person named below shall be sufficient to establish the signature of such person and to constitute the consent in writing of such person to the foregoing resolutions.

IN WITNESS WHEREOF dated this 10th day of September, 2015.

/s/ Adam Heimann

Adam Heimann

/s/ Jason Spatafora

Jason Spatafora